Exhibit 10.18
FIRST AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT
FORM A
(Effective January 1, 2009)
     THIS FIRST AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT is entered into this                      day of December, 2008, by and between FBL FINANCIAL GROUP, INC., an Iowa corporation (the “Company”), and                                          (the “Executive”).
     The Board (defined below) previously has determined that it is in the best interests of the Company and its stockholders to ensure that the Company and its Affiliates (defined below) will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a termination of the Executive’s employment in certain circumstances, including following a Change in Control as defined herein. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive’s employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations who may seek to employ the Executive. In order to accomplish these objectives, the Board previously caused the Company to enter into a Change in Control Agreement dated                     ,                      (the “Original Agreement”). The Company and the Executive now desire to amend and restate the Original Agreement in its entirety primarily for the purpose of complying with Section 409A of the Code (defined below). Therefore, it is agreed that the Original Agreement is hereby amended and restated in its entirety as follows:
1. Definitions. For purposes of this Agreement, the following terms will have the following meanings unless otherwise expressly provided in this Agreement:
(a)	Affiliate. “Affiliate” has the meaning ascribed to such term in Rule 12b-2 of Regulation 12B under the Exchange Act.

(b)	Beneficiary. “Beneficiary” means any individual, trust or other entity named by the Executive to receive the severance payments and benefits payable hereunder in the event of the death of the Executive. Executive may designate a Beneficiary to receive such payments and benefits by completing a form provided by the Company and delivering it to the Chairman of the Board of the Company. Executive may change his or her designated Beneficiary at any time (without the consent of any prior Beneficiary) by completing and delivering to the Company a new beneficiary designation form. If a Beneficiary has not been designated by the Executive, or if no designated Beneficiary survives the Executive, then the payment and benefits provided under this Agreement, if any, will be paid to the Executive’s estate, which shall be deemed to be Executive’s Beneficiary.

(b)	Board. “Board” means the Board of Directors of the Company.

(c)	Cause. “Cause” means:
(i)	the Executive’s willful and continued failure to substantially perform the Executive’s duties with the Company or its Affiliates (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has not substantially performed his or her duties;

(ii)	the final conviction of the Executive of, or an entering of a guilty plea or a plea of no contest by the Executive to, a felony; or

(iii)	the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior officer of the Company or the advice of counsel to the Company or its Affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its Affiliates.
(d)	Change in Control. A “Change in Control” means the occurrence of any one of the following events:
(i)	any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 35% of the combined voting power of the Company; or

(ii)	during any period of not more than two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board and any new directors (other than any director designated by a person who has entered into an agreement with the Company to effect a transaction described in subparagraphs 1(d)(i), 1(d)(iii), or 1(d)(iv) of this Agreement) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or
(iii)	the stockholders of the Company approve and the Company consummates a merger other than (A) a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company and any Subsidiary, at least 50% of the combined voting power of all classes of stock of the Company or such surviving entity outstanding immediately after such merger or (B) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve and the Company consummates a plan of complete liquidation of the Company or a sale of all or substantially all of the assets of the Company.
(e)	Code. “Code” means the Internal Revenue Code of 1986, as amended.

(f)	Date of Termination. “Date of Termination” means the date the Executive incurs a separation from service with the Company and its Affiliates (whether or not incorporated) that are under common control with the Company within the meaning of Section 414(b) or 414(c) of the Code, except that 50% shall be substituted for the 80% ownership level set forth in such Code sections. For this purpose, “separation from service” shall have the meaning as set forth in Section 409A of the Code and Treasury Regulation §1.409A-1(h). For avoidance of doubt, “Date of Termination” includes the date of Executive’s death if Executive is employed by the Company at the time of his or her death, and the date of termination of employment due to the Disability of the Executive.

(g)	Disability. “Disability” means the Executive’s total and permanent disability as defined under the terms of the Company’s long-term disability plan in effect on the Date of Termination.

(h)	Effective Period. The “Effective Period” means the 36-month period following any Change in Control.

(i)	Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)	Good Reason. “Good Reason” means one or more of the following conditions arising without the consent of the Executive:
(i)	A material diminution in the Executive’s authority, duties, or responsibilities;

(ii)	A material diminution in the Executive’s base compensation;

(iii)	A material diminution in the authority, duties, or responsibilities of the corporate officer or employee to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(iv)	A material diminution in the budget over which the Executive retains authority;

(v)	A material change in the geographic location at which the Executive must perform the services Executive provides to the Company; or

(vi)	Any other action or inaction that constitutes a material breach by the Company of any agreement under which the Executive provides services.
(k)	Post-Employment Continuation Period. “Post-Employment Continuation Period” means a period of three years following the Executive’s Date of Termination.
2. Term. The term (“Term”) of this Agreement shall commence on the date first above written (the “Commencement Date”) and, unless terminated earlier as provided hereunder, shall continue through December 31, 2009; provided, however, that commencing on January 1, 2010 and each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year, unless at least 90 days prior to such January 1st date, the Company shall have given notice that it does not wish to extend this Agreement. Upon the occurrence of a Change in Control during the Term of this Agreement, including any extensions thereof, this Agreement shall automatically be extended until the end of the Effective Period and may not be terminated by the Company during such time.
3. Notice of Termination.
(a)	Any termination of the Executive’s employment by the Company, or by any Affiliate of the Company by which the Executive is employed, for Cause, or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with paragraph 10 of this Agreement. For purposes of this Agreement, a “Notice of Termination” for termination of employment for Cause or for Good Reason means a written notice which (i) is given at least thirty (30) days prior to the Date of Termination; (ii) indicates the specific termination provision in this Agreement relied upon, (iii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iv) specifies the Date of Termination; and (v) allows the recipient of the Notice of Termination at least thirty (30) days to cure the act or omission relied upon in the Notice of Termination. The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of the party giving the Notice of Termination hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.
(b)	A termination of employment of the Executive will not be deemed to be for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in subparagraph 1(c) hereof, and specifying the particulars of such conduct.

(c)	A termination of employment of the Executive will not be deemed to be for Good Reason unless the Executive gives the Notice of Termination provided for herein within ninety (90) days after the Executive has actual knowledge of the act or omission of the Company constituting such Good Reason.
4.	Obligations of the Company Upon Termination of Executive’s Employment Following a Change in Control.
(a)	If, during the Effective Period, the Company terminates the Executive’s employment other than for Cause or the Executive terminates employment with the Company for Good Reason, the Company will pay the following to the Executive:
(i)	A lump sum cash amount equal to the amount of the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid;

(ii)	A lump sum cash amount equal to the amount of the target annual bonus that the Executive would receive for the year in which the Date of Termination occurs, pro-rationed by multiplying such bonus amount by the fraction obtained by dividing the number of days in the year through the Date of Termination by 365;

(iii)	A lump sum cash amount equal to the product of three times the Executive’s annual base salary at the greater of (A) the rate in effect at the time Notice of Termination is given or (B) the rate in effect immediately preceding the Change in Control;

(iv)	A lump sum cash amount equal to the product of three times the target annual cash bonus in effect for the Executive at the time Notice of Termination is given;

(v)	A lump sum cash amount equal to (A x B) ÷ C, where: “A” equals thirty-six (36); “B” equals the monthly cost of coverage under the Company’s health insurance, dental insurance and life insurance benefit plans as in effect and applicable to the Executive and his or her family members during the 90-day period immediately preceding the Effective Period or on the Date of Termination, whichever results in the greatest benefit; and “C” equals an assumed tax gross-up percentage of sixty percent (60%); and

(vi)	A lump sum cash amount equal to (A) the present value of the benefit that would be paid by the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan, in effect on and in which the Executive was a Participant on the Date of Termination, assuming (I) the Executive is given credit for additional years of service beyond the Date of Termination equal to the Post Employment Continuation Period for purposes of vesting and accrual of years of service, and (II) the amounts paid under subparagraphs 4(a)(iii) and 4(a)(iv) were paid in monthly installments over the Post Employment Continuation Period for purposes of computing average compensation, minus (B) the amount equal to the actual present value of the benefit that would be paid by the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan without taking into account the assumptions described immediately above in (I) and (II). The lump sum cash amount payable under this subparagraph 4(a)(vi) shall be paid pursuant to the provisions of this Agreement, and shall not be deemed to be a payment under the provisions of the FBL Financial Group Retirement Plan or the FBL Financial Group Supplemental Retirement Plan. The interest rate and actuarial factors used to determine the present value under this subparagraph 4(a)(vi) shall be the same interest rate and actuarial factors used under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan, as applicable.
All amounts payable pursuant to this subparagraph 4(a) shall be paid by the Company to the Executive within thirty (30) days following the Executive’s Date of Termination. If the Executive shall have become entitled to the severance payments and benefits listed under this subparagraph 4(a) and the Executive dies prior to his receipt thereof, then such payments and benefits will be paid to the

Executive’s Beneficiary at the same time and in the same form as the Executive would have received such payments and benefits had the Executive survived.
(b)	Effect of Termination of Employment During the Term. This Agreement shall terminate automatically on the Date of Termination, and no benefits shall be payable to Executive hereunder, if the Executive’s employment is terminated for any reason prior to a Change in Control. This Agreement shall terminate automatically on the Date of Termination, and no benefits shall be payable to Executive hereunder, if the Executive’s employment is terminated during the Effective Period (i) due to the death or Disability of the Executive, (ii) by the Company for Cause, or (iii) by the Executive without Good Reason.
5. Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as otherwise specifically provided in this Agreement, the amount of any payment provided for under this Agreement will not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.
6. Stock Options; Stock Appreciation Rights; Stock Bonus; Restricted Stock. The foregoing benefits are intended to be in addition to the value of any options to acquire common stock of the Company, the exercisability of which is accelerated upon a Change in Control pursuant to the terms of the Amended and Restated FBL Financial Group, Inc. 1996 Class A Common Stock Compensation Plan or the FBL Financial Group, Inc. 2006 Class A Common Stock Compensation Plan as amended (the “Stock Plans”), any Stock Appreciation Rights, the exercisability of which is accelerated upon a Change in Control pursuant to either of the Stock Plans, any Stock Bonus or restricted stock, the vesting of which is accelerated upon a Change in Control pursuant to the terms of any Stock Award Agreement, and any other incentive or similar plan heretofore or hereafter adopted by the Company.
7. Tax Effect.
(a)	If Independent Tax Counsel determines that any payment or distribution by the Company or its Affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) constitutes a “parachute payment” as defined in Section 280G of the Code (or any successor provision thereto) which would be subject to any Excise Tax, then the Executive shall be entitled to be paid an amount (a “Gross-Up Payment”) equal to the sum of: (i) all Excise Taxes incurred by the Executive as a result of such Payment; plus (ii) all federal, state and local income taxes and employment taxes (together with all interest and penalties incurred by the Executive with respect to such taxes) incurred by the Executive as a result of amounts payable to the Executive pursuant to this subparagraph 7(a); plus all Excise Taxes incurred by the Executive as a result of amounts payable to the Executive pursuant to this subparagraph 7(a). For purposes of this paragraph 7, “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with all interest and penalties incurred by the Executive with respect to such excise tax.
(b)	Subject to the provisions of subparagraph 7(d) below, all determinations required to be made under this paragraph 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, will be made by Independent Tax Counsel which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. For purposes of this paragraph, “Independent Tax Counsel” will mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who will be selected by the Company and will be reasonably acceptable to the Executive, and whose fees and disbursements will be paid by the Company.

(c)	Any Gross-Up Payment will be paid by the Company to the Executive within five (5) days of the Company’s receipt of the Independent Tax Counsel’s determination, but in no event later than the last day of the Executive’s taxable year next following the Executive’s taxable year in which he or she remits the related taxes. If Independent Tax Counsel determines that no Excise Tax is payable by the Executive, it will furnish the Executive with a written opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s Federal income tax return. If the Executive is subsequently required to make a payment of any Excise Tax due to a tax audit or litigation addressing the existence or amount of a tax liability, then the Independent Tax Counsel will determine the amount of such additional payment (“Gross-Up Underpayment”), and any such Gross-Up Underpayment will be paid by the Company to or for the benefit of the Executive within thirty (30) days of the parties’ receipt of the Independent Tax Counsel’s determination, but in no event later than the last day of the Executive’s taxable year next following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. The fees and disbursements of the Independent Tax Counsel will be paid by the Company.

(d)	The Executive will notify the Company in writing within fifteen (15) days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. If the Company notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this paragraph, the Executive will:

(i)	give the Company any information reasonably requested by the Company relating to such claim,

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)	cooperate with the Company in good faith in order to effectively contest such claim, and

(iv)	permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Company will control all proceedings taken in connection with such contest; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis, and will indemnify and hold the Executive harmless on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.
(e)	If, after the receipt by the Executive of an amount advanced by the Company pursuant to subparagraph 7(d)(iv), the Executive becomes entitled to receive any refund with respect to such claim, the Executive will, within ten (10) days of receipt thereof, pay to the Company the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto. If, after the receipt by the Executive of an amount advanced by the Company pursuant to subparagraph 7(d)(iv), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
8. Confidential Information; Non-Solicitation.
(a)	At all times, both during and after the Term, the Executive covenants and agrees to hold in a fiduciary capacity for the benefit of the Company and its Affiliates all secret, proprietary or confidential material, knowledge, data or any other information relating to the Company or any of its Affiliates and their respective businesses (“Confidential Information”), which has been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliates and that has not been, is not now and hereafter does not become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), and will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The Executive further agrees to return to the Company any and all records and documents (and all copies thereof) and all other property belonging to the Company or relating to the Company, its Affiliates or their businesses, upon termination of Executive’s employment with the Company and its Affiliates.
(b)	During the Term of this Agreement and (if the Executive shall have become entitled to the payments and benefits listed in subparagraph 4(a) of this Agreement) any Post-Employment Continuation Period, the Executive covenants and agrees not to solicit or entice any other employee of the Company or its Affiliates to leave the Company or its Affiliates to go to work for any other business or organization which is in direct or indirect competition with the Company or any of its Affiliates, nor request or advise a customer or client of the Company or its Affiliates to curtail or cancel such customer’s business relationship with the Company or its Affiliates.
9. Rights and Remedies Upon Breach.
(a)	The Executive hereby acknowledges and agrees that the provisions contained in paragraph 8 of this Agreement (the “Restrictive Covenants”) are reasonable and valid in duration and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full effect without regard to the invalid portions.

(b)	If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company will have the following rights and remedies, each of which rights and remedies will be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:
(i)	Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

(ii)	Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

(iii)	Cessation of Severance Benefits. The right and remedy to cease any further severance, benefit or other compensation payments under this Agreement to the Executive or the Executive’s Beneficiary from and after the commencement of such breach by the Executive.
(c)	The provisions of this subparagraph 9(c) shall apply to any dispute relating to this Agreement and not governed by subparagraph 9(b).
(i)	Neither the Company nor the Executive may commence any action in any court until the parties have either participated in non-binding mediation under the auspices of an independent mediator, or (if the dispute involves a Notice of Termination) more than sixty (60) days have elapsed after the date of any applicable Notice of Termination.

Either party may initiate mediation procedures by sending the other party a list of three (3) mediators, from which list the receiving party shall designate one person to serve as mediator. The mediation process shall be subject to the customary agreements and confidentiality utilized by members of nationally recognized mediation services. The cost of mediation shall be borne by the Company.

(ii)	Upon expiration of the time periods prescribed in (i) above, either party may commence action in either the state or Federal courts of the State of Iowa, but not elsewhere. In any such action, each party hereby irrevocably waives: (A) any objection it may have to the laying of venue of any proceeding brought in any such court; (B) any claim that such proceedings have been brought in an inconvenient forum; (C) any and all rights to any jury trial; and (D) any and all rights to punitive or exemplary damages.

(iii)	The Company agrees to reimburse the Executive for the reasonable attorneys fees incurred and paid by the Executive in connection with any dispute relating to this Agreement, except as provided in the following sentence. Notwithstanding the foregoing, if the final result of any action relating to this Agreement is that the Company is not obligated to pay an amount to the Executive in excess of 125% of the amount offered to the Executive by the Company prior to the commencement of such action, then the Company shall only be obligated to pay one-half of the reasonable attorneys fees incurred and paid by the Executive in connection with such dispute, and the Executive shall promptly repay to the Company the amount of any prior reimbursement in excess of the amount which the Company is obligated to pay to Executive under this subparagraph 9(c)(iii).
10. Notices. Any notice provided for in this Agreement will be given in writing and will be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, on the date of actual receipt thereof. Notices will be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other in accordance with the provisions of this paragraph:
If to the Company:
FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266
Attention: Chairman of the Board
If to the Executive:

11. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, any and all prior employment or severance agreements and related amendments entered into between the Company and the Executive. Furthermore, the severance payments and benefits provided for under this Agreement are separate and apart from and, to the extent they are actually paid, will be in lieu of any payment under any policy of the Company or any of its Affiliates regarding severance payments generally.
12. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Iowa (without giving effect to the choice of law provisions thereof), where the employment of the Executive will be deemed, in part, to be performed, and enforcement of this Agreement or any action taken or held with respect to this Agreement will be taken in the courts of appropriate jurisdiction in Iowa.
14. Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company only to any successor in interest, whether by merger, consolidation, acquisition or the like, or to purchasers of substantially all of the assets of the Company.
15. Binding Agreement. This Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and his legal representatives.
16. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument.
17. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
18. Authorization. The Company represents and warrants that the Board has authorized the execution of this Agreement.
19. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.
20. Tax Withholding. The Company will have the right to deduct from all benefits and/or payments made under this Agreement to the Executive any and all taxes required by law to be paid or withheld with respect to such benefits or payments.
21. No Contract of Employment. Nothing contained in this Agreement will be construed as a contract of employment between the Company or any of its Affiliates and the Executive, as a right of the Executive to be continued in the employment of the Company or any of its Affiliates, or as a limitation of the right of the Company or any of its Affiliates to discharge the Executive with or without cause.
22. Compliance with Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, construed and operated, to the extent applicable, in accordance with Section 409A of the Code and regulations and other guidance issued thereunder. For purposes of determining whether any payment made pursuant to the Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable, including but not limited to the short term deferral exception under

Treasury Regulation §1.409A-1(b)(4) and the involuntary separation from service exception under Treasury Regulation §1.409A-1(b)(9)(iii). Any expense reimbursements under this Agreement shall be made by Company on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the amount of expenses for which Executive is eligible for reimbursement during any taxable year of the Executive shall not be paid by the Company in any manner that affects the amount of expenses for which Executive is eligible for reimbursement in any other taxable year. No right of Executive to reimbursement shall be subject to liquidation or exchange for any other benefit. If any deferred compensation payment is payable upon separation from service and is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code because the Executive is a “specified employee”, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following expiration of such six month period. Any reference to a “termination of employment” or similar term or phrase with this Agreement shall be interpreted as a “separation from service” within the meaning of Section 409A and the regulations issued thereunder.
23. Effective Date. This Agreement is effective as of January 1, 2009, and supersedes the Original Agreement in its entirety.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FBL FINANCIAL GROUP, INC.		THE EXECUTIVE

By:

	James W. Noyce	[Name]
Chief Executive Officer